Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel, FTC File Motion to Suspend Administrative Trial Proceedings

SANTA CLARA, Calif., June 21, 2010 – Lawyers for the Federal Trade Commission (FTC) and Intel Corporation today filed a joint motion to suspend administrative trial proceedings while the parties consider potential settlement of the case originally filed by the FTC on Dec. 16, 2009.  The motion opens a window through July 22, 2010, during which time the parties will review and discuss a proposed consent order. The terms of the proposed consent order are confidential and Intel will make no additional public comment on the matter at this time.

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CONTACT:             Tom Beermann (Media Relations)                        Kevin Sellers (Investor Relations)
Intel Corporation                                                     Intel Corporation
408-765-6855                                                            480-363-2642
tom.beermann@intel.com                                      kevin.k.sellers@intel.com